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EXHIBIT 99.2

August 20, 2000                                                   $1,380,0000


                             SECURED PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, Kenneth Borow, M.D. (Borrower), promises to pay to Covalent Partners, LLC (Lender), the aggregate sum of One Million Three Hundred Eighty Thousand Dollars ($1,380,000.00), subject to the following terms and conditions.

1.       Due Date.  Payment in full is due no later than August 21, 2005.

2. Interest. Interest shall accrue at the rate of 7% per annum, commencing on August 21, 2000, and shall accumulate and be due and payable, together with the principal, on August 21, 2005.

3. Security Interest. In order to secure payment of the sums due Lender hereunder, Borrower grants to Lender a security interest in Four Hundred Sixty Thousand (460,000) shares of the Common Stock of Covalent Group, Inc. (the "Stock"), and has delivered to Lender herewith the certificate(s) representing the Stock, together with an assignment separate from certificate executed by Borrower directing Covalent Group, Inc. or its transfer agent to transfer the Stock to Lender. Lender is entitled to direct such transfer in the event of any default hereunder.

4. Expenses of Collection. In the event that Borrower shall be in default under this note he shall be liable for any expenses incurred by Lender in connection with efforts to collect any amount due to Lender hereunder, including reasonable attorney's fees.

5. Nature of Transaction. Borrower agrees and affirms that this note is entered into for commercial purposes and is not made in connection with a personal or consumer transaction.

6. Governing Law. This note shall be governed by the laws of the State of California, without regard to its conflict of laws principles.


IN WITNESS WHEREOF, the parties hereto have set their hands and seals this 20th day of August 2000

Kenneth Borow, M.D.                              COVALENT PARTNERS, LLC




/s/ Kenneth Borrow, M.D.                         Richard D. Propper
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                                                 Richard D. Propper, Its Manager